ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------


          This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment and Assumption Agreement") dated as of February 27, 2007 among Neuberger Berman, LLC ("Assignor"), a Delaware limited liability company and a wholly owned subsidiary of Lehman Brothers Holdings Inc. ("Lehman Brothers"), and Lehman Brothers Asset Management LLC ("Assignee"), a Delaware limited liability company and a wholly owned subsidiary of Lehman Brothers.

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Assignor and Neuberger Berman Management Inc. ("Investment Adviser") are parties to that certain Investment Advisory Agreement dated as of November 3, 2003 (the "Investment Advisory Agreement"), whereby Assignor serves as the subadviser to certain series of Neuberger Berman Income Funds (the "Trust"), as listed on Schedule A and any supplements thereto of the Investment Advisory Agreement;

          WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to accept all of Assignor's right, title and interest in the Investment Advisory Agreement with respect to Neuberger Berman Government Money Fund (the "Fund"), and (ii) Assignee desires to acquire and to assume all of the duties and obligations of Assignor under the Investment Advisory Agreement with respect to the Fund;

          WHEREAS, this Assignment and Assumption Agreement does not result in a change of actual control or management of the subadviser to the Trust and, therefore, is not an "assignment" as defined in Section 2(a)(4) of the Investment Company Act of 1940 (the "Act") nor an "assignment" for purposes of
Section 15(a)(4) of the Act.

          NOW, THEREFORE, in consideration of the mutual premises herein contained, and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Effective as of February 27, 2007, Assignor hereby designates Assignee as its successor under the Investment Advisory Agreement with respect to the Fund and hereby assigns, conveys, transfers and sets over absolutely to Assignee, and Assignee hereby accepts, all of Assignor's right, title and interest in and to the Investment Advisory Agreement with respect to the Fund and Assignee hereby assumes and agrees to perform and discharge all of Assignor's duties and obligations under the Investment Advisory Agreement with respect to the Fund.

          2. The Trust and the Investment Adviser hereby agree and consent to the assignment to and assumption by Assignee of the Investment Advisory Agreement with respect to the Fund, and as of the date of this Assignment and Assumption Agreement agree that all of the representations, covenants, and agreements in the Investment Advisory Agreement of the Assignor with respect to the Fund shall now apply to the Assignee as though Assignee were a named party to the Investment Advisory Agreement with respect to the Fund, except that any claim by the Trust and the Investment Advisor under the Investment Advisory
Agreement with respect to the Fund, or liability with respect to services performed prior to the date of this Assignment and Assumption Agreement by the Assignor, shall not be made against the Assignee.


          3. Assignor, Assignee and Investment Adviser hereto further agree that by signing this Assignment and Assumption Agreement, Assignee shall become a party to the Investment Advisory Agreement with respect to the Fund with the same effect as if Assignee had executed the Investment Advisory Agreement with respect to the Fund as a party thereto as of the date of this Assignment and Assumption Agreement, and Assignee shall have all of the rights and obligations of Assignor under the Investment Advisory Agreement with respect to the Fund and as of the date of this Assignment and Assumption Agreement shall be deemed to have made all of the representations, covenants and agreements of Assignor contained in the Investment Advisory Agreement with respect to the Fund.

          4. Neither this Assignment and Assumption Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties hereto.

          5. In case any provision in or obligation under this Assignment and Assumption Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          6. This Assignment and Assumption Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of law principles.

          7. This Assignment and Assumption Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          8. This Assignment and Assumption Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

          9. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by each of the parties hereto.

                         [signatures on following page]

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.


                                     TRUST:
                                     ------

                                     NEUBERGER BERMAN INCOME FUNDS


                                              /s/ Fred Soule
                                     By:      ---------------------------------
                                              Name: Fred Soule
                                              Title: Vice President

                                     INVESTMENT ADVISER:
                                     -------------------

                                     NEUBERGER BERMAN MANAGEMENT INC.


                                              /s/ Robert Conti
                                     By:      ---------------------------------
                                              Name: Robert Conti
                                              Title: Senior Vice President

                                     ASSIGNEE:
                                     ---------

                                     LEHMAN BROTHERS ASSET MANAGEMENT LLC


                                              /s/ Ann H. Benjamin
                                     By:      ---------------------------------
                                              Name: Ann H. Benjamin
                                              Title: Managing Director

                                    ASSIGNOR:
                                    ---------

                                    NEUBERGER BERMAN, LLC


                                             /s/ Robert Conti
                                    By:      ----------------------------------
                                             Name: Robert Conti
                                             Title: Managing Director